Exhibit 4.9
AMVESCAP GLOBAL STOCK PLAN
(Amended and Restated Effective as of August 31, 2005)
ARTICLE I
PURPOSES OF THE PLAN
     The main purposes of the AMVESCAP Global Stock Plan are (i) to provide additional incentives to employees, including directors who are also employees, of AMVESCAP PLC and its Subsidiaries in the form of contingent awards of ordinary shares of AMVESCAP PLC (including American depositary shares representing such ordinary shares), (ii) to seek to retain such Participants by making a portion of their compensation contingent upon the satisfaction of certain vesting requirements, and (iii) to enhance a long-term mutuality of interest between Participants and shareholders of the Company. This Plan is intended to be part of an employees’ share scheme within the meaning of section 743 of the Companies Act.
ARTICLE II
DEFINITIONS
     As used in the Plan, the terms set forth below shall have the meanings indicated unless the context clearly indicates to the contrary. Where the context so admits or requires, the singular shall include the plural and the masculine shall include the feminine and vice versa.
     Account. “Account” shall mean a book account which may be maintained by a Participant’s employer (the Company or a Subsidiary, as the case may be) reflecting the Shares, cash and other property, together with earnings and distributions thereon, credited to a Participant with respect to his Deferred Share Award(s) pursuant to Section 6.2(a).
     Average Cost Per Share. “Average Cost Per Share,” with respect to a Deferred Share Award and any crediting or reinvestment of amounts pursuant to Section 6.2(a), as the case may be (“Reinvestment”), shall mean (i) with respect to ordinary shares of the Company, the average cost per share purchased with respect to such Award or Reinvestment, as the case may be, as determined in any reasonable manner by the Plan Administration Committee and (ii) with respect to American depositary shares (“ADSs”) representing ordinary shares of the Company, the average cost per ADS purchased with respect to such Award or Reinvestment, as the case may be, as determined in any reasonable manner by the Plan Administration Committee.
     Award Certificate. “Award Certificate” shall mean a written instrument which evidences a Share Award and includes such provisions governing such Share Award, not inconsistent with the Plan, as may be specified by the Plan Administration Committee.
     Award Date. “Award Date” shall mean, with respect to a Share Award, the date specified by the Plan Administration Committee with respect to the grant of such Share Award.

     Beneficiary. “Beneficiary” shall mean the person or persons determined to be a Participant’s beneficiary pursuant to Section 9.3.
     Board of Directors. “Board of Directors” shall mean the Board of Directors of the Company.
     Cause. “Cause” shall mean, when used in connection with the termination of a Participant’s employment, the termination of the Participant’s employment by the Company or a Subsidiary on account of (i) the willful violation by the Participant of (x) any law, (y) any rule of the Company or such Subsidiary or (z) any rule or regulation of any regulatory body to which the Company or such Subsidiary is subject, including, without limitation, The Stock Exchange or any other exchange or contract market of which the Company or such Subsidiary is a member, which violation would materially reflect on the Participant’s character, competence or integrity, (ii) a breach by a Participant of the Participant’s duty of loyalty to the Company and/or its Subsidiaries in contemplation of the Participant’s termination of employment with the Company or a Subsidiary, such as the Participant’s solicitation of customers or employees of the Company or any Subsidiary prior to the termination of his employment or (iii) the Participant’s unauthorized removal from the premises of the Company or a Subsidiary of any records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, or other documents (in any medium or form) relating to the business of the Company or a Subsidiary or the customers of the Company or a Subsidiary, including, but not limited to, all intellectual property and proprietary research which the Participant uses, develops or comes in contact with in the course of or as the result of his employment with the Company or a Subsidiary, as the case may be. Any rights the Company or a Subsidiary may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or such Subsidiary may have under any other agreement with the employee or at law or in equity. If, subsequent to a Participant’s voluntary termination of employment or involuntary termination of employment without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall, at the election of the Plan Administration Committee in its sole discretion, be deemed for the purposes of this Plan to have been terminated for Cause.
     Change in Control. “Change in Control” shall mean (x) with respect to the Company, the occurrence of any of the following events:
     (i) (a) the effective time of the merger or other business combination of the Company with or into another corporation, and with respect to the surviving public company, a majority of the directors of which were not directors of the Company immediately prior to such merger or combination and in which the stockholders of the Company immediately prior to the effective date of such merger or combination directly or indirectly own less than a majority of the voting power in such corporation, or (b) consummation of the direct or indirect sale or other disposition of all or substantially all of the assets of the Company;

     (ii) (a) the acquisition by purchase, subscription or otherwise (including pursuant to a reconstruction or scheme of arrangement) by any person (or persons acting together, meaning persons party to an agreement to which section 204 of the Companies Act applies) of 20 percent or more of the relevant share capital of the Company (or any successor company to which all or the majority of the assets of the Company are transferred pursuant to any such reconstruction or scheme of arrangement); (b) the giving of notice of any general meeting of the Company at which a resolution will be proposed for the winding-up of the Company; (c) if under section 425 of the Companies Act, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; or (d) any scheme of arrangement involving the reconstruction of the Company or the amalgamation of the Company with any other entity that is approved by the holders of Shares;
     (iii) any person obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or
     (iv) a change in the composition of the Board of Directors such that individuals who, as of December 1, 2002, constituted the Board of Directors (generally the “Directors” and as of November 30, 2004, the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to November 30, 2004, whose nomination for election was approved by a vote of at least a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors) shall be deemed to be a Continuing Director; and
(y) with respect to a Subsidiary, the consummation of the sale of the capital stock or all or substantially all of the assets of such Subsidiary to a third party that is not affiliated with the Company or any Subsidiary, or the effective time of the merger or other business combination of such Subsidiary with or into, a third party that is not affiliated with the Company or any Subsidiary.
     For the purpose of clause (x)(iii) above, (A) a person shall be deemed to have obtained “Control of the Company” if he and others acting in concert with him have together obtained Control of it and (B) “Control” shall mean, in relation to the Company, the power of a person to secure that the affairs of the Company are conducted in accordance with the wishes of that person by means of the holding of shares or the possession of voting power in or in relation to the Company or by virtue of any powers conferred by the articles of association of the Company.
     Code. “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended from time to time.

     Companies Act. “Companies Act” shall mean the Companies Act 1985 of Great Britain, as amended from time to time.
     Company. “Company” shall mean AMVESCAP PLC and any successor corporation which continues the Plan pursuant to Section 9.10.
     Controlling Company. “Controlling Company,” with respect to any Participant, shall mean an entity which is party to a transaction or series of transactions resulting in a Change in Control, or is a parent, subsidiary, or affiliate of such an entity, and which becomes the employer of the Participant as a result of such Change in Control.
     Deferred Share Award. “Deferred Share Award” shall mean an award issued pursuant to this Plan which represents the right to receive Shares, cash or other property (or a combination of the foregoing) upon the satisfaction of vesting and other conditions determined by the Plan Administration Committee.
     Disability. “Disability” shall mean any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company or a Subsidiary under which the Participant is covered.
     ERISA. “ERISA” shall mean the United States of America Employee Retirement Income Security Act of 1974, as amended from time to time.
     Exchange Act. “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended from time to time.
     Good Reason. “Good Reason” shall mean a reduction in a Participant’s cash compensation, or a material reduction in a Participant’s responsibilities or position, with the Company and its Subsidiaries (or the Controlling Company and its subsidiaries, as the case may be) following a Change in Control.
     Investment Company Act. “Investment Company Act” shall mean the United States of America Investment Company Act of 1940, as amended from time to time.
     Participant. “Participant” shall mean a person who, as an employee (or director who is also an employee) of the Company or any Subsidiary, has been granted a Share Award under the Plan and which Share Award remains outstanding; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 9.3 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
     Plan. “Plan” shall mean the AMVESCAP Global Stock Plan, as constituted by these rules, as qualified by the attached Appendices, and as amended from time to time.
     Plan Administration Committee. “Plan Administration Committee” shall mean the plan administration committee, or any successor committee, comprised of a majority of United States persons within the meaning of section 7701(a)(30) of the Code and appointed by the Remuneration Committee from time to time to administer the Plan in accordance with the terms hereof and direct the Trustee and serving at the pleasure of the Remuneration Committee.
     Remuneration Committee. “Remuneration Committee” shall mean the duly appointed Remuneration Committee, or any successor thereto, of the Board of Directors; provided that, in the event that the Remuneration Committee is comprised of less than a majority of United States persons within the meaning of Section 7701(a)(30) of the Code, all powers of the Remuneration Committee described herein shall be exercised by a majority of those members of the Remuneration Committee who are United States persons within the meaning of Section 7701(a)(30) of the Code.
     Restricted Share Award. “Restricted Share Award” shall mean, with respect to each Participant, Shares awarded to such Participant under the Plan by the Plan Administration Committee pursuant to Section 6.1 that are subject to the restrictions contained in Section 6.3, so long as such restrictions are in effect.
     Securities Act. “Securities Act” shall mean the United States of America Securities Act of 1933, as amended from time to time.
     Share Award. “Share Award” shall mean any Deferred Share Award and any Restricted Share Award, in each case, granted pursuant to the Plan.
     Shares. “Shares” shall mean the ordinary shares of the Company, or any other shares and/or other property into which the ordinary shares of the Company are converted pursuant to a stock split, reverse split, subdivision, reconstruction, amalgamation, scheme of arrangement, recapitalization, reorganization, merger, combination, consolidation, split-up or other similar corporate event and shall include American depositary shares representing such ordinary shares.
     Subsidiary. “Subsidiary” shall mean a corporation with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors.
     The Stock Exchange. “The Stock Exchange” shall mean The International Stock Exchange of the United Kingdom and Republic of Ireland Limited.
     Trust. “Trust” shall mean the grantor trust of the Company from time to time to which contributions are made in respect of the Plan and, in the case of any Subsidiary, the term “Trust” shall be limited to such Subsidiary’s Sub-Trust as described in Section 1.3 of the Trust Agreement.
     Trust Agreement. “Trust Agreement” shall mean the trust agreement between the Company and the Trustee as amended from time to time with respect to the Trust.
     Trustee. “Trustee” shall mean the entity from time to time serving as trustee under the Trust Agreement.

ARTICLE III
EFFECTIVE DATE AND TERM
     Section 3.1 In General. The Plan was originally adopted effective as of December 17, 1993, and was amended and restated effective as of January 1, 1997. The Plan was further amended by (i) the First Amendment to the Plan effective as of December 1, 1998, (ii) the Second Amendment to the Plan effective as of January 1, 2001, and (iii) the Third Amendment to the Plan effective as of February 1, 2002. The Plan was amended and restated a second time, effective as of December 1, 2002, and was further amended by the First Amendment to the Amended and Restated Plan effective as of October 12, 2004. The Plan was amended and restated a third time, effective as of November 30, 2004, and has been further amended and restated as set forth herein. The Plan shall continue in effect, as amended from time to time, in accordance with its terms until terminated by the Remuneration Committee or the Board of Directors. The Plan is a plan of the Company and a plan of each Subsidiary that is the employer of a Participant.
     Section 3.2 Transition and Effect on Outstanding Awards. The purpose of this amendment and restatement is, in part, to change the provisions of the Plan to comply with Section 409A of the Code with respect to Share Awards which become vested or non-forfeitable on or after December 31, 2004, and the Plan shall be so interpreted. Amounts deferred prior to December 31, 2004, and awards granted prior to November 30, 2004, shall continue to be governed by the terms of the Plan in effect prior to this amendment and restatement; provided, however, that no elective deferrals shall be permitted with respect to any awards which remained unvested or forfeitable as of December 31, 2004, and distributions with respect to such awards shall be made as soon as reasonably practicable following vesting and in no event later than such time as may be required to prevent the distribution from constituting the deferral of compensation for purposes of Code Section 409A.
ARTICLE IV
ADMINISTRATION OF THE PLAN
     Section 4.1 In General. Except as provided below, the Plan shall be administered by the Plan Administration Committee. The Plan Administration Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and procedures for administering the Plan. The Plan Administration Committee also shall have full authority to prescribe the form of each Award Certificate and any other agreements or documents under the Plan, which need not be identical for each Participant, and to make all other decisions and determinations that may be required under the Plan or as the Plan Administration Committee deems necessary or advisable to administer the Plan.
     Notwithstanding anything to the contrary, the Remuneration Committee shall have the exclusive power, authority and discretion to take all actions under the Plan with respect to “directors and senior management” of the Company, as such term is defined in the general instructions to Form 20-F promulgated under the Exchange Act, and with respect to Share Awards granted to such persons. The Remuneration Committee also may reserve to itself any or all of the authority and responsibility of the Plan Administration Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Remuneration Committee (a) is acting with respect to “directors and senior management” of the Company, or with respect to a Share Award granted to such persons, or (b) has reserved any authority and responsibility or during any time that the Remuneration Committee is acting as administrator of the Plan, it shall have all the powers of the Plan Administration Committee hereunder, and any reference herein to the Plan Administration Committee (other than in this Section 4.1) shall include the Remuneration Committee. To the extent any action of the Remuneration Committee under the Plan conflicts with actions taken by the Plan Administration Committee, the actions of the Remuneration Committee shall control. Decisions of the Remuneration Committee or the Plan Administration Committee, as the case may be, regarding any matter connected with the Plan shall be final and binding on all parties.
     Section 4.2 Authority of the Plan Administration Committee. Except as provided in Section 4.1, the Plan Administration Committee has the exclusive power, authority and discretion to:
     (i) Grant Share Awards;
     (ii) Designate Participants;
     (iii) Determine the type or types of Share Awards to be granted to each Participant;
     (iv) Determine the number of Share Awards to be granted and the number of Shares, cash, or other property to which a Share Award will relate;
     (v) Determine the terms and conditions of any Share Award granted under the Plan, including but not limited to, the ability to receive Restricted Shares in lieu of Deferred Shares, the ability to receive dividends or other distributions paid with respect to the Shares underlying such award, any restrictions or limitations on the Share Award, and any schedule for vesting or lapse of forfeiture restrictions (including any accelerations or waivers thereof), based in each case on such considerations as the Plan Administration Committee in its sole discretion determines;
     (vi) Accelerate the vesting or lapse of restrictions of any outstanding Share Award, in accordance with Section 6.1(d), based in each case on such considerations as the Plan Administration Committee in its sole discretion determines;
     (vii) Determine whether, to what extent, and under what circumstances a Share Award may be canceled, forfeited, or surrendered;

     (viii) Decide all other matters that must be determined in connection with a Share Award;
     (ix) Amend any Award Certificate as provided herein; and
     (x) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Subsidiary may operate, in order to assure the viability of the benefits of Share Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.
     Section 4.3 Award Certificates. Each Share Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Plan Administration Committee.
     Section 4.4 Indemnification. No member of the Plan Administration Committee or the Remuneration Committee shall be liable for any action, omission or determination relating to the Plan, and the Company and the Subsidiaries shall indemnify and hold harmless each member of the Plan Administration Committee and the Remuneration Committee, and each other director or employee of the Company or a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any action, omission or determination relating to the Plan, if such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and the Subsidiaries, and with respect to any criminal action or proceeding, such member had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and the Subsidiaries, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
ARTICLE V
ELIGIBILITY
     Section 5.1 In General. Share Awards may be granted to any employee, officer, or director who is also an employee of the Company or any Subsidiary selected by the Plan Administration Committee as a Participant in the Plan in accordance with the terms of the Plan and the rules and procedures established by the Plan Administration Committee. Non-employee directors shall not be eligible to receive Share Awards under the Plan.

     Section 5.2 Investment Company Act Limitation. With respect to any Participant, the Plan Administration Committee may, in its discretion, use its authority under Section 6.1(d) to accelerate the vesting of such Participant’s Share Award(s) so that neither the Plan nor the Trust will be required to register as an investment company under the Investment Company Act.
ARTICLE VI
SHARE AWARDS
     Section 6.1 Grant of Share Awards.
     (a) In General. The Plan Administration Committee may grant Share Awards to any Participant in such amounts and subject to such terms and conditions as may be selected by the Plan Administration Committee in its sole discretion. Each Share Award shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Share Award. Each Participant who has been granted a Share Award shall receive a Deferred Share Award on the Award Date; provided that, the Plan Administration Committee may, in its sole discretion, provide in an Award Certificate that a Participant who has been granted a Deferred Share Award shall have the opportunity to elect to receive in lieu of such Deferred Share Award a Restricted Share Award for all of the Shares subject to such Deferred Share Award. Such Participant shall notify the Plan Administration Committee (or its delegate) of his election to receive a Restricted Share Award no later than the thirtieth day after the Award Date. If such Participant fails to respond prior to such date, the Participant shall be deemed to have made no election and shall retain the Deferred Share Award. Following such date, the Participant cannot elect to change the type of Share Award(s) so granted.
     Each Participant’s Share Award shall be subject to the terms of the Plan applicable to that type of Share Award, the applicable Award Certificate, the rules and procedures established by the Plan Administration Committee, and such additional terms as may be adopted from time to time applicable to particular jurisdictions. No Participant shall have any right to receive any Shares other than in accordance with the terms of the Plan applicable to the type of Share Award granted to such Participant, including any applicable additional terms.
     (b) Issuance and Restrictions. Deferred Shares and Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Plan Administration Committee may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Plan Administration Committee determines on the Award Date or thereafter.
     (c) Forfeiture. Upon termination of a Participant’s employment with the Company and its Subsidiaries during the applicable vesting or restriction period, or upon failure to satisfy a performance goal during the applicable vesting or restriction period, any Share Award(s) granted to such Participant which at that time have not vested or are subject to restrictions, as the case may be, shall be forfeited unless otherwise provided in the Award Certificate or determined by the Plan Administration Committee in its sole discretion. The date of a Participant’s termination of employment shall be determined at the sole discretion of the Plan Administration Committee. Any Shares, cash or other property underlying forfeited Share Awards, including, if applicable, amounts credited to the Participant’s Account with respect to such Share Awards, shall revert to the Trust and, unless otherwise determined by the Plan Administration Committee, shall be added to and allocated as part of subsequent Award(s) made under the Plan. Under no circumstances shall such Shares, cash or other property held in the Trust revert to the Company or any of its Subsidiaries; however such Shares, cash or other property shall be available to creditors of the Company or any Subsidiary in the event of the Company’s or such Subsidiary’s insolvency in accordance with the terms and conditions of Section 7.2 and the Trust Agreement.
     (d) Acceleration of Vesting and Lapse of Restrictions. Notwithstanding the foregoing and unless otherwise determined by the Plan Administration Committee, any Share Award(s) of a Participant not previously forfeited shall immediately vest, and any restrictions thereon shall lapse, in the event of:
     (i) such Participant’s termination of employment with the Company or a Subsidiary by reason of his death or Disability; or
     (ii) the involuntary termination, other than for Cause, of such Participant’s employment with the Company or any of its Subsidiaries following a Change in Control, unless the Participant is subsequently employed by the Company, any of its Subsidiaries, or the Controlling Company; or
     (iii) the Participant’s resignation from employment with the Company or any of its Subsidiaries for Good Reason following a Change in Control, unless the Participant is subsequently employed by the Company, any of its Subsidiaries, or the Controlling Company; or
     (iv) in the event that the Participant is employed by the Company, any of its Subsidiaries, or the Controlling Company following a Change in Control, the involuntary termination, other than for Cause, of such Participant’s employment with the Company, any of its Subsidiaries, or the Controlling Company or the Participant’s resignation from employment with the Company, any of its Subsidiaries, or the Controlling Company for Good Reason.
     In addition, the Plan Administration Committee may accelerate the vesting or lapse of restrictions of any Share Award at any time in its sole discretion.
     Section 6.2 Deferred Share Awards.
     (a) Accounts and Dividends. The Plan Administration Committee may, in its sole discretion, establish an Account comprised of one or more sub-accounts, each relating to a particular Deferred Share Award granted to a Participant and initially credited with the amount of such Deferred Share Award. To the extent required by the terms of a particular Deferred Share Award, each sub-account of the Participant’s

Account may be adjusted to reflect the earnings, distributions, dividends, gains and losses with respect to the Shares, cash and/or other property allocated to the sub-account for each Deferred Share Award. In the discretion of the Plan Administration Committee, such amounts may be credited in cash or reinvested to purchase additional Shares based upon the Average Cost Per Share, and such amounts or additional shares shall be subject to the same vesting and other restrictions to which such initial Deferred Share Award is subject.
     (b) Distributions; In General. Subject to any applicable withholding obligations and Section 9.1, upon the vesting of a Deferred Share Award, the Plan Administration Committee shall direct the Company or the Trustee to deliver or cause to be delivered to the Participant the Shares, cash or other property subject to such Share Award including, if applicable, the amount credited to such Participant’s Account in respect of the vested Deferred Share Award, as soon as reasonably practicable and in no event later than such time as may be required to prevent the distribution from constituting the deferral of compensation for purposes of Code Section 409A.
     (c) Termination of Trust or Court-Ordered Distribution. In the event that the Trust is terminated prior to the vesting of a Deferred Share Award or in the event that a court of competent jurisdiction finally determines that the Company or a Subsidiary is obligated to distribute to a Participant, Beneficiary or any other person any Shares underlying the Deferred Share Awards prior to the time of vesting otherwise provided for in the Award Certificate and Article VI, the Shares so distributed to such Participant, Beneficiary or other person shall, in the sole discretion of the Plan Administration Committee, be restricted as to transferability and shall be subject to forfeiture until the date that the Shares would otherwise have been vested under the terms of the Plan and the relevant Award Certificate had they not been distributed to the Participant, Beneficiary or other person and had remained subject to the Plan, and each stock certificate representing such Shares shall bear the legend provided for in Section 6.3(f). If the Shares are issued in uncertificated form, the Company shall instruct the transfer agent to restrict the sale or transfer of the Shares pursuant to this Section 6.2(c).
     (d) No Rights as a Shareholder. Except as otherwise provided in an Award Certificate or any special Plan document governing a Share Award, a Participant shall have no right to vote the Shares subject to a Deferred Share Award, and shall have no rights as a shareholder with respect to such Shares, until such time as Shares are distributed to the Participant in settlement of the Deferred Share Award.
     (e) Voting of Shares.
     (i) The Plan Administration Committee shall direct the Trustee, and the Trustee shall have no discretion, as to the manner in which the voting rights attaching to Shares that are allocated to unvested Deferred Share Awards are to be voted.
     (ii) The Plan Administration Committee shall direct the Trustee, and the Trustee shall have no discretion, as to the manner in which the voting rights attaching to Shares that are allocated to vested Deferred Share Awards are to be voted; provided that, the Plan Administration Committee may, in its sole discretion, direct the Trustee to take direction from any or all Participants as to the manner in which the Shares subject to the relevant Participant’s vested Deferred Share Awards are to be voted. If the Plan Administration Committee directs the Trustee to take voting directions from any Participant(s), (x) the Trustee shall vote combined fractional Shares, to the extent possible, to reflect the directions of the Participant(s) holding such Shares and (y) if the Trustee does not receive valid Participant voting directions with respect to the Shares allocated to a Participant’s vested Deferred Share Award(s), the Trustee shall have no discretion as to the voting of such Shares but shall vote such Shares in the manner directed by the Plan Administration Committee.
     (iii) Notwithstanding any other provision of this Section 6.2(e), the Shares allocated to a Participant’s Deferred Share Awards shall be voted by the Trustee, at the direction of the Plan Administration Committee, with respect to any Participant(s) with respect to whom counsel to the Company advises that the Participant might be taxed on the value of the Participant’s Deferred Share Awards if the Participant(s) were permitted to direct the voting of such Shares.
     (f) Tender of Shares.
     (i) If any person shall commence a tender or exchange offer or any similar transaction with respect to Shares, the Plan Administration Committee shall be entitled to direct the Trustee, and the Trustee shall have no discretion, as to whether the Shares underlying unvested Deferred Share Awards allocated to Participants’ Accounts are to be tendered and whether such tender is to be revoked (to the extent such a revocation is permitted by the terms of such tender or exchange offer or applicable law).
     (ii) If any person shall commence a tender or exchange offer or any similar transaction with respect to Shares, the Plan Administration Committee shall be entitled to direct the Trustee, and the Trustee shall have no discretion, as to whether the Shares underlying vested Deferred Share Awards allocated to Participants’ Accounts are to be tendered and whether such tender is to be revoked (to the extent such a revocation is permitted by the terms of such tender or exchange offer or applicable law); provided that, the Plan Administration Committee may, in its sole discretion, direct the Trustee to take direction from any or all Participant(s) as to whether such Shares are to be tendered and whether such tender is to be revoked (to the extent such a revocation is permitted by the terms of such tender or exchange offer or applicable law). If the Plan Administration Committee directs the Trustee to take tender directions from any Participant(s), (x) the Trustee shall tender Shares underlying vested Deferred Share Awards allocated to any Participants’ Accounts for which the Trustee shall have received affirmative and valid Participant directions to tender (except to the extent such directions are revoked prior to such tender); (y) the Trustee shall revoke the tender of Shares allocated to any Participants’ Accounts underlying vested Deferred Share Awards for which the Trustee shall have received affirmative and valid Participant directions to revoke such tender; and (z) the Trustee shall not tender, or revoke the tender of, Shares allocated to Participants’ Accounts for which the Trustee does not receive affirmative and valid Participant directions.
     (iii) To the extent that a Participant or the Plan Administration Committee elects to tender Shares allocated to a Participant’s Account, the Trustee shall transfer the consideration the Trustee receives as a result of such tender into the Trust and the Participant’s Share Award and Account, if applicable, shall reflect the transfer.
     (iv) Notwithstanding any other provision of this Section 6.2(f), the Plan Administration Committee, in its sole discretion, shall make tender decisions with respect to Shares held in the Accounts of Participants with respect to whom counsel to the Company advises that the Participant(s) might be taxed on the value of the Participant’s Account if the Participant(s) were permitted to direct the tender of Shares.
     Section 6.3 Restricted Share Awards.
     (a) Grant of Restricted Share Awards. Subject to Sections 6.3(b), 6.3(c) and 9.1, the Plan Administration Committee shall direct the Trustee to deliver or cause to be delivered to any Participant who has elected to receive a Restricted Share Award pursuant to Section 6.1 certificates for the Shares subject to his Restricted Share Award, which shall be subject to the restrictions contained in this Section 6.3 from the Award Date until such Restricted Share Award vests in accordance with the Award Certificate or Section 6.1(d). The Shares subject to a Restricted Share Award shall be held by the AMVESCAP Employee Share Service; provided that a Participant may transfer any Shares that have vested in accordance with the Award Certificate or Section 6.1(d), from such Employee Share Service. The Plan Administration Committee shall issue appropriate stop-transfer restrictions to the AMVESCAP Employee Share Service in respect of the Shares that are subject to a Restricted Share Award. In connection with any election to receive a Restricted Share Award, if a Participant fails to comply with Sections 6.3(b), 6.3(c) and 9.1 by the thirtieth day after the Award Date, such Participant shall not receive a Restricted Share Award but instead shall continue to hold a Deferred Share Award.
     (b) Acknowledgement of Restrictions. Each Participant who has elected to receive a Restricted Share Award shall, no later than the thirtieth day after the Award Date, execute and deliver an acknowledgement form, on a form approved by the Plan Administration Committee (an “Acknowledgement Form”), acknowledging such Participant’s participation subject to the terms of the Plan including this Section 6.3 and such other terms and conditions not inconsistent with the terms of the Plan as the Plan Administration Committee shall determine on or before the Award Date. Each Participant shall also deliver to the Plan Administration Committee on or before such time a duly executed undated instrument of transfer or assignment in blank, having attached thereto or to such certificate all requisite stock or other applicable or documentary tax stamps, all in form and substance satisfactory to the Plan Administration Committee, relating the Shares subject to a Restricted Share Award.
     (c) Section 83(b) Election. Except as otherwise provided in an Award Certificate or any special Plan document governing a Share Award, each Participant who has received a Restricted Share Award shall make a timely election pursuant to Section 83(b) of the Code with respect to such Restricted Share Award. A copy of such executed election shall be filed with the Plan Administration Committee. On or before the distribution of Shares subject to a Restricted Share Award, a Participant shall remit to the Company or a Subsidiary (as determined by the Plan Administration Committee) an amount sufficient to discharge the Company’s or such Subsidiary’s obligations with respect to any taxes, withholding, assessment or governmental charge imposed on the distribution of such Shares to such Participant. Each Participant will be solely responsible for any and all tax liabilities payable by him in connection with the grant and receipt of the Shares subject to a Restricted Share Award or attributable to his making or failing to make such an election.
     (d) Securities Law Matters. Shares subject to Restricted Share Awards are not expected to be registered under the Securities Act or any state securities or “blue sky” laws, and it is not anticipated that there will be any U.S. public market for the Shares.
     (e) Restrictions on Transferability. No Shares subject to a Restricted Share Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until such Restricted Share Award vests in accordance with the Award Certificate or Section 6.1(d). Thereafter, none of the Shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated or otherwise disposed of unless (i) (A) such disposition is pursuant to an effective registration statement under the Securities Act, (B) such disposition is effected on the London Stock Exchange in compliance with Rule 904 of Regulation S under the Securities Act, and the holder shall have delivered to the Company evidence reasonably satisfactory to the Company to such effect, (C) a Participant shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is exempt from the provisions of Section 5 of the Securities Act, or (D) a no-action letter from the Commission, reasonably satisfactory to the Company, shall have been obtained with respect to such disposition, and (ii) such disposition is pursuant to registration under any applicable state or foreign securities laws or an exemption therefrom. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Shares subject to a Restricted Share Award or any interest therein or any rights relating thereto without complying with the provisions of the Plan including this Section 6.3 shall be void and of no effect.
     (f) Legend. Each certificate evidencing Shares subject to a Restricted Share Award shall be registered in the name of the Participant holding such Restricted Share Award and shall bear the following (or similar) legends; provided that, such certificate(s)

shall bear the first legend described below only until the vesting of such Restricted Share Award:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE AMVESCAP GLOBAL STOCK PLAN AND THE RELEVANT AWARD CERTIFICATE, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i) (A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (B) SUCH DISPOSITION IS EFFECTED ON THE LONDON STOCK EXCHANGE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND THE HOLDER SHALL HAVE DELIVERED TO THE COMPANY EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT, (C) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT OR (D) A NO-ACTION LETTER FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH DISPOSITION AND (ii) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.”
     (g) Rights as a Shareholder. Except as otherwise provided in an Award Certificate or any special Plan document governing a Share Award, a Participant holding Shares subject to a Restricted Share Award granted pursuant to Section 6.1 may exercise full voting rights and other rights as a shareholder with respect to the Shares subject to the Restricted Share Award during the period in which such Shares remain unvested.
     (h) Dividends and Other Distributions. Except as otherwise provided in an Award Certificate or any special Plan document governing a Share Award, a Participant holding Shares subject to a Restricted Share Award shall be entitled to receive all dividends and other distributions paid with respect to such Shares; provided that, if any such dividends or distributions are paid in Shares or other securities, such Shares and other securities shall be subject to the same vesting restrictions and restrictions on transferability as apply to the Shares subject to a Restricted Share Award with respect to which they were paid.
ARTICLE VII
FUNDING OF THE PLAN
     Section 7.1 Unfunded Plan. The Plan shall be unfunded, including without limitation for purposes of the United States of America Department of Labor Regulation § 2520.104-23. Benefits under the Plan to a Participant shall be the unfunded obligation of such Participant’s employer or former employer (the Company or a Subsidiary, as the case may be). Notwithstanding the fact that the Company established the Trust for the purpose of assisting itself and its Subsidiaries in meeting their respective compensatory obligations to their employees, the Company and each of the Subsidiaries, respectively, shall remain obligated to pay the amounts credited to Participant’s Accounts as a result of Awards under the Plan. In the event that assets of the Trust are used to satisfy the claims of general creditors of the Company in accordance with Section 7.2 and the Trust Agreement, such assets shall be deemed to be sold at their fair market value. Nothing shall relieve the Company and each of the Subsidiaries of their respective liabilities under the Plan except to the extent amounts are paid to Participants or Beneficiaries from the assets of the Trust.
     Section 7.2 Trust. Effective as of December 24, 1997, the Company established the Trust, which is intended to be (i) a “grantor trust” within the meaning of sections 671 et seq. of the Code of the Company and (ii) a “United States person” within the meaning of section 7701(a)(30) of the Code, to assist the Company and its Subsidiaries in meeting their respective compensatory obligations to their employees. The Trust is part of an employees’ share scheme as defined in section 743 of the Companies Act. The Trustee is State Street Bank and Trust Company, and the Trust is domiciled in the State of New York. Pursuant to the Trust Agreement, the Plan Administration Committee may remove the Trustee and appoint a successor Trustee and may change the domicile of the Trust. The Trust can hold Shares, cash and other property contributed to the Trust by the Company to provide itself and the Subsidiaries with a source of funds to assist each of them in meeting their respective compensatory obligations to their employees. The Plan Administration Committee shall direct that the assets of the Trust be invested and reinvested primarily in Shares.
     The trust agreement creating the Trust contains procedures to the following effect: In the event of the insolvency of the Company or any Subsidiary, the assets of the Trust shall be available to pay the claims of creditors of the Company or such Subsidiary, as the case may be, as a court of competent jurisdiction may direct. The Company or any Subsidiary shall be deemed to be “insolvent” if the Company or such Subsidiary is generally unable to pay its debts as they become due, or if the Company is subject to a pending proceeding under the bankruptcy laws of the United Kingdom, or if such Subsidiary is subject to a pending proceeding under the bankruptcy laws of the jurisdiction in which it is organized or incorporated. In the event the Company or any Subsidiary becomes insolvent, the Board of Directors and the Chief Executive Officer of the Company or such Subsidiary, as the case may be, have a duty to inform the Trustee in writing of the Company’s or such Subsidiary’s insolvency. Upon receipt of such notice, or if the Trustee receives written notice from a person claiming to be a creditor of the Company or any Subsidiary alleging such insolvency, the Trustee shall cease making payments from the assets of the Trust on behalf of the Company or such Subsidiary, shall hold such assets for the benefit of creditors of the Company or such Subsidiary, as the case may be, and shall resume payments from the assets of the Trust only after the Trustee has determined that the Company or such Subsidiary, as the case may be, is not, or is no longer, insolvent.
     Section 7.3 Internal Funding. The Subsidiaries shall have no obligations to make contributions to the Trust, although a Subsidiary may reimburse the Company for contributions to the Trust made by the Company on behalf of employees of such Subsidiary.
ARTICLE VIII
ADDITIONAL SECURITIES MATTERS
     Subject to Sections 6.2(c) and 6.3, the Company shall use its best efforts to ensure that any securities distributed to Participants hereunder are marketable at the time of distribution. Notwithstanding anything herein to the contrary, the Company shall not be obliged to cause to be delivered any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of The Stock Exchange and any other securities exchange on which Shares are traded. In addition to the covenants, agreements and representations contained in Section 6.3, the Plan Administration Committee may require, as a condition of the delivery of certificates evidencing Shares pursuant to the terms hereof, the recipient of such Shares to make such additional covenants, agreements and representations, and that such certificates bear such additional legends, as the Plan Administration Committee, in its sole discretion, deems necessary or desirable, provided that any such legends shall not contravene any rules or regulations of The Stock Exchange or any applicable statute.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     Section 9.1 Taxes. As a condition to the making of any Award, the vesting of any Award, the lapse of the restrictions pertaining thereto or the distribution of Shares subject to a Share Award, the Company or a Subsidiary may require a Participant to pay such sum to the Company or such Subsidiary as may be necessary to discharge the Company’s or such Subsidiary’s obligations with respect to any taxes, withholding, assessment or other governmental charge imposed on property or income received by the Participant pursuant to the Plan. In accordance with the rules and procedures established by the Plan Administration Committee and in the discretion of the Plan Administration Committee, such payment may be in the form of cash, Shares, or other property. The Company and the Subsidiaries shall have the right to withhold from any cash, Shares, or property payable to a Participant (including any salary, bonus or any other amount payable from the Company or a Subsidiary to the Participant) an amount sufficient to satisfy applicable withholding tax requirements, prior to a distribution of cash, Share certificates or other property under the Plan or to direct the Trustee to withhold and sell any Shares subject to a Participant’s vested Share Awards to satisfy applicable withholding tax requirements. In order to satisfy such taxes, assessments or other governmental charges, the Plan Administration Committee may direct the Trustee to pay to the Company or a Subsidiary an amount to satisfy such obligation and to pay the balance to the Participant. At the direction of the Participant and subject to the approval of the Plan Administration Committee, the Company and its Subsidiaries may deduct or withhold from any payment or distribution to a Participant whether or not pursuant to the Plan in order to satisfy required withholding obligations under the Plan.
     Section 9.2 No Special Employment Rights. Nothing contained in the Plan or any Award Certificate shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary at any time to terminate such employment or demote such Participant without prior notice at any time for any or no reason. Each Participant shall, by participating in the Plan, waive all and any right to compensation or damages in consequence of the termination of his office or employment with the Company or a Subsidiary for any reason whatsoever in so far as these rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Nothing in the Plan shall be deemed to give any employee of the Company or a Subsidiary any right to participate in the Plan.
     Section 9.3 Beneficiaries. Each Participant shall have the right to designate in writing from time to time a Beneficiary by filing a written notice of such designation with the Plan Administration Committee. A Participant may revoke his Beneficiary designation by filing with the Plan Administration Committee an instrument of revocation or a later designation. Any designation or revocation shall be effective when received by the Plan Administration Committee. In the event of the death of a Participant, certificates for Shares payable in respect of vested Deferred Share Awards shall be distributed to the Participant’s Beneficiary as soon as reasonably practicable. Unless the Participant’s Beneficiary designation provides otherwise, no person shall be entitled to benefits upon the death of the Participant unless such person survives the Participant. If the Beneficiary designated by a Participant does not survive the Participant or if the Participant has not made a valid Beneficiary designation, such Participant’s Beneficiary shall be such Participant’s estate.
     Section 9.4 Expenses. Subject to the Trust Agreement, all expenses and costs in connection with the administration of the Plan shall be borne by the Company and the Subsidiaries.
     Section 9.5 Titles and Headings Not to Control. The titles to Articles and headings of Sections in the Plan are placed herein for convenience of reference only and shall not affect the meaning of any of the provisions of the Plan.

     Section 9.6 Amendment or Termination of Plan. The Remuneration Committee may modify, amend, suspend or terminate this Plan in whole or in part at any time, provided that, such modification, amendment, suspension or termination shall not, without a Participant’s consent, affect adversely the rights of a Participant with respect to outstanding Share Awards that have not previously been forfeited; provided further, that the Remuneration Committee may, without a Participant’s consent, amend the Plan from time to time in such a manner as may be necessary to avoid having the Plan, the Trust Agreement or the Trust being subject to ERISA, to avoid the current taxation of the assets held in the Trust, or to avoid the imposition of any excise tax, penalty, or acceleration of taxation under Section 409A of the Code. In this regard, neither a Participant’s incurring tax liability nor the loss of an investment opportunity as a result of the termination of the Plan shall be considered an impairment of the rights of a Participant.
     Upon termination of the Trust, unvested Share Awards of each Participant shall immediately vest and the Shares, cash or other property subject to such Share Awards including, if applicable, the amount credited to each such Participant’s Account, shall be distributed to each such Participant. In the event that Shares or other property allocated to unvested Awards have been previously forfeited, the Plan Administration Committee shall determine how such Shares, cash or other property shall be applied to provide compensation and benefits to employees of the Company and the Subsidiaries. No portion of the assets held in the Trust shall revert to the Company or the Subsidiaries at any time except for the reimbursement of taxes pursuant to Section 9.1 and the Trust Agreement; provided that, in the event of the insolvency of the Company or any Subsidiary, the assets of the Trust shall be available to pay the claims of creditors of the Company or such Subsidiary, as the case may be, as provided in Section 7.2 and the Trust Agreement.
     Section 9.7 Governing Law. The Plan, as amended from time to time, and all rights hereunder shall be governed by, administered and enforced in accordance with the laws of the State of New York (without reference to the choice of law doctrine).
     Section 9.8 Waiver of Punitive Damages. There is no right to punitive, exemplary or similar damages as a result of any controversy or claim arising out of, relating to or in connection with the Plan, or the breach, termination or validity thereof, and each Participant shall, by participating in the Plan, waive all and any of such rights.
     Section 9.9 Restrictions on Transfer. No transfer (other than any transfer made by will or by the laws of descent and distribution), charge or encumbrance by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such payment, and the transfer, charge or encumbrance shall be of no force and effect.
     Section 9.10 Consolidation or Merger of the Company. In the event of the consolidation, amalgamation, combination or merger of the Company with or into any other corporation, or the sale by the Company of substantially all of its assets, the resulting successor may continue the Plan by adopting the same by resolution of its board of directors and by executing a proper supplemental agreement to the Trust Agreement with the Trustee. Unless otherwise determined by the Remuneration Committee, if within ninety days from the effective date of such consolidation, amalgamation, combination, merger or sale of assets, such new corporation does not adopt the Plan, the rights of all affected Participants to their respective benefits with respect to vested and unvested Awards shall be non-forfeitable as of the effective date of such consolidation, amalgamation, combination, merger or sale of assets.
     Section 9.11 Set-off. In the event that the Company or a Subsidiary has any claims against a Participant, the Company or Subsidiary (as the case may be) may, in its discretion, offset such claims against its obligations to such Participant under the Plan. The Company or Subsidiary, as the case may be, shall give notice to the Participant of any set-off effected under this Section 9.11.
     Section 9.12 Special Rules Regarding Plan Administration Committee. Notwithstanding any other provision of the Plan, with respect to any power of the Plan Administration Committee described herein that is exercised with respect to a Participant who is a member of the Plan Administration Committee and the exercise of such power does not affect all Participants relatively equally, such power shall be exercised with respect to such Participant by the non-Participant members of the Plan Administration Committee who are United States persons within the meaning of section 7701(a)(30) of the Code, if any; provided that, if all members of the Plan Administration Committee are Participants or none of the non-Participant members of the Plan Administration Committee are United States persons within the meaning of section 7701(a)(30) of the Code, then such powers shall be exercised with respect to such Participants by the members of the Plan Administration Committee who are United States persons within the meaning of section 7701(a)(30) of the Code.

Appendix A
SPECIAL RULES RELATING TO
PARTICIPANTS IN JAPAN
     In order to comply with laws and regulations of Japan and notwithstanding Section 6.1(d) or any other provision of the Plan, the Plan Administration Committee shall not accelerate the time of distribution with respect to any Awards of a Participant resident in, or employed by a Subsidiary that is resident in, Japan.

Appendix B
SPECIAL RULES RELATING TO
SECTIONS 6.1 and 6.3
     In order to comply with laws and regulations of France and notwithstanding Sections 6.1(a) or 6.3 or any other provision of the Plan, Participants resident for tax purposes in France, Canada, or Germany shall not have the ability to elect to receive a Restricted Share Award in lieu of a Deferred Share Award.
     Notwithstanding Section 6.3(c) or any other provision of the Plan, Participants resident for tax purposes in the following countries shall not be required to make an election pursuant to Section 83(b) of the Code as a condition to receiving a Restricted Share Award:
United Kingdom
Belgium
Ireland
Italy
France
Austria
Taiwan
Japan
Australia
China
Hong Kong

Appendix C
SPECIAL RULES RELATING TO
PARTICIPANTS IN CANADA
     In order to comply with the laws and regulations of Canada and notwithstanding Sections 6.1(a), 6.2(b), 6.2(c) or any other provision of the Plan, (1) no distribution of Shares, cash or other property equivalent to the amount credited to the Account of a Participant that was or, at the time of such distribution, is considered a participant in a Retirement Compensation Arrangement under Canadian tax law in respect of vested Deferred Share Awards made prior to December 1, 2002 will be made to such Participant until his termination of employment with the Company and its Subsidiaries or unless there has been a “substantial change in the services rendered” by such Participant for purposes of Section 248(1) of the Income Tax Act (Canada); and (2) No term or condition imposed under an Award Certificate may have the effect of causing the payment to a Participant or Beneficiary in satisfaction of his or her Deferred Share Awards to occur after December 15 of the third calendar year following the calendar year in respect of which such Deferred Shares Awards were granted.

Appendix D
SPECIAL RULES RELATING TO
PARTICIPANTS IN IRELAND
     Notwithstanding Sections 6.1(d), 6.2(c), or 6.3 or any other provision of the Plan, Participants resident for tax purposes in Ireland (1) shall not be entitled to accelerated vesting of unvested Restricted Share Awards except in the event of such Participant’s termination of employment with the Company or a Subsidiary by reason of his death; (2) shall not be entitled to vote Shares that are allocated to unvested Deferred Share Awards; and (3) shall not be entitled to receive distributions in respect of vested and unvested Deferred Share Awards other than in the form of Shares.

Appendix E
SPECIAL RULES RELATING TO
PARTICIPANTS IN AUSTRALIA
     Notwithstanding Sections 6.1(a), 6.2(a), or 6.2(b) or any other provision of the Plan, Participants resident for tax purposes in Australia shall not be entitled to receive distributions in respect of vested and unvested Deferred Share Awards other than in the form of Shares.

AMVESCAP GLOBAL STOCK PLAN
Amended and Restated Effective as of August 30, 2005